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                                                                   EXHIBIT 10.30

                       CONFIDENTIAL RESIGNATION AGREEMENT

         This Confidential Resignation Agreement ("Agreement") is entered into by and between Juan C. G. de Ledebur,("de Ledebur") and FATS, Inc. ("FATS"), de Ledebur's employer, on this 27th day of March, 2000.

         WHEREAS, de Ledebur and FATS desire to enter into an agreement that sets forth the terms and conditions of de Ledebur's resignation of employment.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, de Ledebur and FATS agree as follows:

1. de Ledebur's full-time duties as Vice President, International Marketing and Sales for FATS ended on March 27, 2000 (the "Active Severance Date").

2. de Ledebur shall continue to be employed by FATS through September 30, 2000 or until de Ledebur commences full-time employment with another employer, whichever is earlier (the "Final Severance Date"). The "Final Severance Date" shall be the "Termination of Employment Date" for purposes of Stock Option Agreements. During the period between the Active Severance Date and the Final Severance Date, de Ledebur agrees that he will make himself available to answer questions and to provide consultation to FATS on matters in which he was involved prior to the Active Severance Date. FATS agrees that it will schedule such communications with de Ledebur at such times and under such circumstances that will not unreasonably interfere with de Ledebur's future employment or his efforts to obtain employment with another employer. de Ledebur's employment with FATS will cease for all purposes on the Final Severance Date.

3. Effective as of the Active Severance Date, de Ledebur shall resign from his position as an officer of FATS and all related entities, including Firearms Training Systems, Inc.

4. FATS will pay de Ledebur his current bi-weekly salary of $5,192.31 (to be reduced by any part-time earnings received by de Ledebur during the period between the Active Severance Date and the Final Severance Date), less withholding for income and employment taxes to the extent required by law, through the Final Severance Date. Such payments will be made to de Ledebur on FATS' regularly scheduled pay dates.

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6.       de Ledebur shall be entitled to continue to participate in FATS'
established employee benefit plans and programs through the Final Severance Date on the same terms and conditions as comparable executive-level FATS employees. Following the Final Severance Date, de Ledebur shall have the right to continue to participate in the FATS group health plan, at his own expense, in accordance with, and to the extent provided by, part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company may extend the employee benefit plans and programs participation for as many as six
(6) months following the Final Severance Date on request of de Ledebur. At the conclusion of de Ledebur's participation in the Company's Employee Benefit Plan and Programs, de Ledebur shall be eligible at his own expense for full COBRA benefits.

7. de Ledebur has earned vacation benefits under FATS' established vacation policy through his Active Severance Date. He will not earn any further vacation benefits during the period between his Active Severance Date and the Final Severance Date. de Ledebur shall be paid for any earned but unused vacation benefits that he may have as of the Active Severance Date upon execution of this agreement.

8.       a.       de Ledebur, on his own behalf and on behalf of anyone claiming through him, hereby agrees and promises not to sue, file an administrative charge (other than any claim for unemployment benefits that can be claimed for any period following the Final Severance Date in the event de Ledebur is unable to secure future employment), or otherwise initiate any legal proceeding against, and further agrees to release and discharge FATS and its parents, owners, divisions, subsidiaries, partnerships, affiliates and/or other related entities, including the entities described in the Prospectus for Firearms Training Systems, Inc. dated November 26, 1996 as the "Centre Entities," and each of these entities' past, present, and future trustees, fiduciaries, shareholders, administrators, directors, officers, agents, partners, members, employees, attorneys, and the predecessors, successors, and assigns of each of them (hereinafter collectively referred to as the "Released Parties") with respect to any and all claims, rights, or causes of action that de Ledebur now has, has ever had, or may ever have, whether currently known or unknown, against any of the Released Parties arising from any act or omission of any nature or kind from the beginning of time through the date de Ledebur executes this Agreement including, but not limited to, claims, rights, or causes of action related in any way to de Ledebur's employment, hiring, conditions of employment, or termination from employment in accordance with the terms of this Agreement, and including, but not


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limited to, any claims, rights, or causes of action arising under any federal, state, or local law, regulation, or ordinance or the common law including, but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, ERISA, and the Family and Medical Leave Act of 1993. de Ledebur represents and warrants that he has not filed or initiated any legal, equitable, administrative, or other proceeding against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on his behalf. de Ledebur will not cause or encourage any legal, equitable, administrative or other proceeding to be maintained or instituted against any of the Released Parties for the claims released hereunder, and he will not participate in any manner in any such proceedings against any of the Released Parties, except as required by law, and except for any claim for unemployment benefits as described above. de Ledebur will continue to be indemnified for acts on behalf of FATS through his Active Severance Date as provided in the Certificate of Incorporation and by-laws of Firearms Training Systems, Inc. and FATS.

         b. Notwithstanding, FATS releases and discharges de Ledebur with respect to any claims, rights or causes or action that FATS now has, ever had, or may ever have, whether currently known or unknown against de Ledebur.

         c. Notwithstanding the provisions of paragraph 8(a) of this Agreement, nothing herein is intended to release, discharge, or extinguish any rights that de Ledebur may have under the Firearms Training Systems, Inc. 401(k) Profit Sharing Plan, in accordance with the terms of such plan.

9. de Ledebur represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

10. de Ledebur agrees that he has no present or future right to employment with the Released Parties, except as specifically described above, and that he will not apply or seek consideration for any employment, engagement, or contract with the Released Parties, unless requested to do so by any of the said Released Parties.

11. de Ledebur agrees and acknowledges that he continues to be bound by the terms and conditions contained in the Agreement that he entered into with FATS on March 19, 1996


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(the "Non-Compete Agreement"), a copy of which is attached hereto as Exhibit 1.
The Non-Compete Agreement is hereby incorporated herein, subject to the following modifications:

         a.       Paragraph 1(b) is amended to read as follows:

                  "Termination Date" - the Final Severance Date defined in the Confidential Resignation Agreement, dated March 27, 2000, between Employee and FATS.

         b.       Paragraph 4 is amended to read as follows:

                  Solicitation of Customers. During Employment and for one year after the Termination Date, Employee will not solicit Customers for the purpose of providing Services identical to or reasonably substitutable for FATS Products or for the purpose of selling products identical to or reasonably substitutable for FATS Products.

         c.       Paragraph 5 is amended to read as follows:

                  Solicitation of FATS Employees. During employment and for one year after the Termination Date, Employee will not solicit for employment with another Person anyone who is a FATS employee as of the Termination Date.

         d.       Paragraph 6 is amended to read as follows:

                  Limitations on Post-Termination Competition. During employment and for one year after the Termination Date, Employee will not directly engage in Services within the Territory to any Person selling products identical to or reasonably substitutable for FATS Products.

         e.       Paragraph 9 is amended to read as follows:

                  Future Employment Opportunities. At any time before, and for one year after, the Termination Date, Employee shall provide FATS with the employer's name and a description of the services Employee will provide when such services support products identical to or reasonably substitutable for FATS Products.

12. de Ledebur agrees that, on or before the Final Severance Date, he will submit any claims for reimbursement of business expenses actually incurred by him. FATS will reimburse de Ledebur for such expenses in accordance with FATS' policy on reimbursement for business expenses. de


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Ledebur agrees that FATS will have no obligation to reimburse him for any expenses that are not submitted to FATS on or prior to the Final Severance Date.

13. de Ledebur and FATS mutually agree that neither will disclose the existence or terms of this Agreement to any third parties with the exception of his accountants, attorneys, spouse, future employers, and FATS employees with a need to know, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process. de Ledebur understands and agrees that this promise of confidentiality is a material inducement to FATS to enter into this Agreement.

14. Nothing in this Agreement is intended to or shall be construed as an admission by FATS, any of the other Released Parties, or de Ledebur that it has violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to FATS, de Ledebur or otherwise, and all Parties expressly deny any such illegal or wrongful conduct.

15. In the event the CEO of FATS determines, in his reasonable discretion, that de Ledebur has breached or failed to comply with any of his obligations under this Agreement or under the Non-Competition Agreement, as amended herein, at any time during the one-year period commencing on the Final Severance Date (the "Compliance Period"), then FATS, in addition to any other remedies that it may have either in law or in equity, may declare that de Ledebur is not in compliance with this Agreement provided that nothing contained herein shall require de Ledebur to return to FATS any salary, bonus or benefits that have accrued hereunder prior to the Final Severance Date. However, de Ledebur's duties and obligations under this Agreement and the Non-Compete Agreement, as amended herein, shall continue in full force and effect. In the event of a dispute, then FATS shall place payments in escrow pursuant to arbitration or proceedings outlined in Paragraph 18.

16. For all purposes, de Ledebur's termination of employment (Final Severance Data) hereunder shall be deemed to be a termination by the Company other than for "cause", provided that the terms and conditions of this Agreement are complied with.

17. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein. This Agreement shall inure to the benefit of FATS and its successors and assignees, and shall be binding upon de Ledebur and de Ledebur's heirs, administrators, executors, and personal representatives.


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18.      This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia. Only courts in the State of Georgia shall have jurisdiction over any controversy or claim arising under or related to this Agreement. Each party irrevocable (a) consents to the jurisdiction and venue of the courts of the State of Georgia, including federal courts in Georgia, in any action arising under or relating to this Agreement, and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. On mutual consent by FATS and de Ledebur, both parties may agree to an arbitration proceeding with the American Arbitration Association in Atlanta, Georgia to be conducted pursuant to the rules of the Association.

19. This Agreement may be modified only in writing, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

         This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                   FATS, INC.



                                   By:
                                        -----------------------------------
                                        Robert F. Mecredy
                                   Its: President




                                   JUAN C. G. DE LEDEBUR




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